Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Nine Months Ended September 30, 2022

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, October 28, 2022 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended September 30, 2022 of $1.9 million, compared to net income of $1.0 million for the comparable prior year period. The Company reported net income for the nine months ended September 30, 2022 of $5.0 million compared to net income of $5.5 million for the comparable prior year period. During the nine months ended September 30, 2021, the Company recorded a bargain purchase gain of $1.9 million, and merger-related expenses of $392,000, each of which was associated with the acquisition of Gibraltar Bank. Excluding the bargain purchase gain and the merger-related expenses in 2021, net income for the nine months ended September 30, 2021 was $3.9 million, compared to the $5.0 million for the current year nine-month period1.

On April 11, 2022, the Company announced it completed its initial 5% buyback plan, purchasing 296,044 shares at an average cost of $10.82 per share. On May 25, 2022, the Company announced that it had received regulatory approval for the repurchase of up to 292,568 shares of its common stock, which was approximately 5% of its then outstanding common stock. On September 21, 2022, the Company completed the second buyback plan by repurchasing 292,568 shares at an average cost of $11.14 per share. On October 3, 2022, the Company announced that it had received regulatory approval for the repurchase of up to 556,631 shares of its common stock, which was approximately 10% of its then outstanding common stock.

Other Financial Highlights:

•

Total assets increased $108.8 million, or 13.0%, to $946.2 million at September 30, 2022 from $837.4 million at December 31, 2021, due to an increase in loans and securities, which was primarily funded by cash and cash equivalents, deposits and borrowings.

•	Net loans increased $136.9 million, or 24.0%, to $707.1 million at September 30, 2022 from $570.2 million at December 31, 2021.

•

Total deposits were $668.2 million, increasing $70.7 million, or 11.8%, as compared to $597.5 million at December 31, 2021, primarily due to a new $27.0 million municipal deposit relationship and $78.8 million in increased certificates of deposit. The average rate paid on deposits at September 30, 2022 increased 45 basis points to 1.06% at September 30, 2022 from 0.61% at December 31, 2021, due to higher interest rates.

•

Return on average assets was 0.76% for the nine-month period ended September 30, 2022 compared to 0.91% for the comparable period in 2021. Without the bargain purchase gain and merger-related expenses in 2021, the return on average assets would have been 0.65%[1] for the nine-month period ended September 30, 2021.

•

Return on average equity was 4.62% for the nine-month period ended September 30, 2022 compared to 5.20% for the comparable period in 2021. Without the bargain purchase gain and merger-related expenses in 2021, the return on average equity would have been 3.74%[1] for the nine-month period ended September 30, 2021.

[1]	This number represents a non-GAAP financial measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

Joseph Coccaro, President and Chief Executive Officer, said, “We are pleased with our results for the first nine months of 2022. We had over $198 million in new loan originations, which increased our loan portfolio by $137 million during the year. We also continue to have strong credit quality as non-performing loans and criticized assets remain very low. We continue to see improvement in our net interest margin which rose 27 basis points and 28 basis points as compared to the three and nine months ended September 30, 2021, respectively.”

Mr. Coccaro further stated, “In 2021, we completed the acquisition of Gibraltar Bank, which included a business system conversion, and opened our sixth branch location in Hasbrouck Heights. We expect loan growth to slow in the fourth quarter as interest rates increase, higher inflation and the continued low inventory in housing will slow the market. This year, we exceeded our asset goal of $900 million.”

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended September 30, 2022 and September 30, 2021

Net income increased by $888,000, or 85.2%, to $1.9 million for the three months ended September 30, 2022 from $1.0 million for the three months ended September 30, 2021. The increase was due to an increase in net interest income of $1.1 million and a decrease of $137,000 in non-interest expense, offset by a decrease in non-interest income of $105,000 and an increase of $150,000 in provision for loan losses.

Interest income on cash and cash equivalents decreased $2,000, or 6.1%, to $31,000 for the three months ended September 30, 2022 from $33,000 for the three months ended September 30, 2021 due to a $95.5 million decrease in the average balance of cash and cash equivalents to $5.9 million for the three months ended September 30, 2022 from $101.5 million for the three months ended September 30, 2021, reflecting the use of excess liquidity to fund loan originations and purchase investment securities. This was offset by a 192 basis point increase in the average yield on cash and cash equivalents from 0.13% for the three months ended September 30, 2021 to 2.05% for the three months ended September 30, 2022 due to the higher interest rate environment.

Interest income on loans increased $1.1 million, or 17.6%, to $7.0 million for the three months ended September 30, 2022 compared to $6.0 million for the three months ended September 30, 2021 due primarily to an $85.4 million increase in the average balance of loans to $670.1 million for the three months ended September 30, 2022 from $584.8 million for the three months ended September 30, 2021 and, to a lesser extent, due to a ten basis point increase in the average yield on loans from 4.05% for the three months ended September 30, 2021 to 4.15% for the three months ended September 30, 2022.

Interest income on securities increased $637,000, or 150.2%, to $1.1 million for the three months ended September 30, 2022 from $424,000 for the three months ended September 30, 2021 due primarily to a $94.0 million increase in the average balance of securities to $182.6 million for the three months ended September 30, 2022 from $88.6 million for the three months ended September 30, 2021, reflecting the purchase of investments with excess liquidity, and to a lesser extent, due to a 41 basis point increase in the average yield from 1.91% for the three months ended September 30, 2021 to 2.32% for the three months ended September 30, 2022.

Interest expense on interest-bearing deposits increased $209,000, or 20.1%, to $1.2 million for the three months ended September 30, 2022 from $1.0 million for the three months ended September 30, 2021. The increase was due to a seven basis point increase in the average cost of interest-bearing deposits to 0.82% for the three months ended September 30, 2022 from 0.75% for the three months ended September 30, 2021. The increase in the average cost of deposits was due to higher average balances and higher average costs of certificates of deposit. This increase was also due to a $54.2 million increase in the average balance of total deposits to $602.2 million for the three months ended September 30, 2022 from $548.0 million for the three months ended September 30, 2021.

Interest expense on Federal Home Loan Bank borrowings increased $348,000, or 94.3%, from $369,000 for the three months ended September 30, 2021 to $717,000 for the three months ended September 30, 2022. The increase was due to an increase in the average cost of borrowings of 78 basis points to 2.30% for the three months ended September 30, 2022 from 1.52% for the three months ended September 30, 2021 due to the higher borrowing rates. The increase was also due to an increase in the average balance of borrowings of $32.5 million to $128.5 million for the three months ended September 30, 2022 from $96.0 million for the three months ended September 30, 2021.

Net interest income increased $1.1 million, or 22.3%, to $6.2 million for the three months ended September 30, 2022 from $5.1 million for the three months ended September 30, 2021. The increase reflected a 25 basis point increase in our net interest rate spread to 2.68% for the three months ended September 30, 2022 from 2.43% for the three months ended September 30, 2021. The net interest margin increased 27 basis points to 2.85% for the three months ended September 30, 2022 from 2.58% for the three months ended September 30, 2021.

We recorded a $175,000 provision for loan losses for the three months ended September 30, 2022 compared to a $25,000 provision for the three-month period ended September 30, 2021. Higher balances in residential and construction loans were the reason for the provision for the three months ended September 30, 2022. The Bank continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs.

Non-interest income decreased by $105,000, or 28.0%, to $270,000 for the three months ended September 30, 2022 from $374,000 for the three months ended September 30, 2021. Gain on sale of loans decreased $127,000 as the Bank decided to portfolio loans rather than sell loans. This decrease was offset by a $28,000, or 17.8%, increase in bank-owned life insurance to $185,000 for the three months ended September 30, 2022 from $157,000 for the three months ended September 30, 2022 due to $5.0 million purchase of bank-owned life insurance during the nine months ended September30, 2022.

For the three months ended September 30, 2022, non-interest expense decreased $137,000, or 3.6%, over the comparable 2021 period primarily due to the $370,000 of expense related to the data processing conversion in 2021. Salaries and employee benefits increased $125,000, or 6.2%, due to the stock compensation plan established in September 2021 and due to more employees due to the acquisition and the addition of a sixth branch office. Data processing expense increased $54,000, or 21.1%, due to higher costs associated with being a larger organization. Professional fees increased $35,000, or 27.2%, due in part to the settlement of a legal case in 2022. The increase in advertising expense of $96,000, or 160.2%, was due to additional promotions for branch locations and new promotions on deposit and loan products.

Comparison of Operating Results for the Nine Months Ended September 30, 2022 and September 30, 2021

Net income decreased by $514,000, or 9.4%, to $5.0 million for the nine months ended September 30, 2022 from $5.5 million for the nine months ended September 30, 2021. The decrease was due to a decrease in non-interest income of $2.4 million, an increase in provision for loan losses of $363,000, and an increase of $412,000 in income taxes, offset by an increase in net interest income of $2.6 million. Excluding the one-time bargain purchase gain of $1.9 million that occurred in 2021 in connection with the Gibraltar Bank acquisition and the $392,000 merger-related expenses, net income was $3.9 million for the nine months ended September 30, 2021 compared to $5.0 million for the current year period1.

Interest income on cash and cash equivalents decreased $31,000, or 26.1%, to $88,000 for the nine months ended September 30, 2022 from $119,000 for the nine months ended September 30, 2021 due to a $65.1 million decrease in the average balance of cash and cash equivalents to $32.5 million for the nine months ended September 30, 2022 from $97.6 million for the nine months ended September 30, 2021, reflecting the use of excess liquidity to fund loan originations and purchase investment securities. This was offset by a 20 basis point increase in the average yield on cash and cash equivalents from 0.16% for the nine months ended September 30, 2021 to 0.36% for the nine months ended September 30, 2022 due to the higher interest rate environment.

Interest income on loans increased $1.3 million, or 7.5%, to $18.4 million for the nine months ended September 30, 2022 compared to $17.1 million for the nine months ended September 30, 2021 due primarily to a $27.1 million increase in the average balance of loans to $612.3 million for the nine months ended September 30, 2022 from $585.2 million for the nine months ended September 30, 2021 and, to a lesser extent, due to a ten basis point increase in the average yield on loans from 3.91% for the nine months ended September 30, 2021 to 4.01% for the nine months ended September 30, 2022.

[1]	This number represents a non-GAAP financial measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

Interest income on securities increased $1.2 million, or 78.4%, to $2.7 million for the nine months ended September 30, 2022 from $1.5 million for the nine months ended September 30, 2021 due to a $86.2 million increase in the average balance of securities to $168.1 million for the nine months ended September 30, 2022 from $81.9 million for the nine months ended September 30, 2021, reflecting the purchase of investments with excess liquidity. The increase was offset by a 32 basis point decrease in the average yield from 2.46% for the nine months ended September 30, 2021 to 2.14% for the nine months ended September 30, 2022.

Interest expense on interest-bearing deposits decreased $430,000, or 12.8%, to $2.9 million for the nine months ended September 30, 2022 from $3.4 million for the nine months ended September 30, 2021. The decrease was due primarily to an 18 basis point decrease in the average cost of interest-bearing deposits to 0.67% for the nine months ended September 30, 2022 from 0.85% for the nine months ended September 30, 2021. The decrease in the average cost of deposits was due to a higher average balance of core deposits, offset by a decrease in the average balance and average cost of certificates of deposit. This decrease was offset by a $50.6 million increase in the average balance of deposits to $581.0 million for the nine months ended September 30, 2022 from $530.3 million for the nine months ended September 30, 2021, primarily due to a $47.4 million increase in the average balance of NOW and money market accounts from $99.3 million for the nine months ended September 30, 2021 to $146.7 million for the nine months ended September 30, 2022.

Interest expense on Federal Home Loan Bank borrowings increased $226,000, or 19.2%, from $1.2 million for the nine months ended September 30, 2021 to $1.4 million for the nine months ended September 30, 2022. The increase was due to an increase in the average cost of borrowings of 37 basis points to 1.92% for the nine months ended September 30, 2022 from 1.55% for the nine months ended September 30, 2021 due to the higher new borrowing rates.

The increase was offset by a decrease in the average balance of borrowings of $3.7 million to $97.6 million for the nine months ended September 30, 2022 from $101.2 million for the nine months ended September 30, 2021.

Net interest income increased $2.6 million, or 18.1%, to $17.0 million for the nine months ended September 30, 2022 from $14.4 million for the nine months ended September 30, 2021. The increase reflected a 30 basis point increase in the net interest rate spread to 2.63% for the nine months ended September 30, 2022 from 2.33% for the nine months ended September 30, 2021. The net interest margin increased 28 basis points to 2.78% for the nine months ended September 30, 2022 from 2.50% for the nine months ended September 30, 2021.

We recorded a $275,000 provision for loan losses the nine months ended September 30, 2022 compared to a $88,000 credit for the nine months ended September 30, 2021. Higher balances in residential and construction loans were the reason for the provision for the nine months ended September 30, 2022. The Bank continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs.

Non-interest income decreased by $2.4 million, or 73.1%, to $868,000 for the nine months ended September 30, 2022 from $3.2 million for the nine months ended September 30, 2021. For the nine months ended September 30, 2021, there was a $1.9 million bargain purchase gain recognized in the Gibraltar Bank acquisition in 2021. Gain on sale of loans decreased $560,000 or 86.6% to $87,000 for the nine months ended September 30, 2022 from $647,000 for the nine months ended September 30, 2021. Bank-owned life insurance income increased $119,000, or 30.3%, to $511,000 for the nine months ended September 30, 2022 from $392,000 for the nine months ended September 30, 2021 due to a $5.0 million purchase of bank-owned life insurance during the nine months ended September 30, 2022.

For the nine months ended September 30, 2022, non-interest expense decreased $12,000, or 0.1%, to $10.8 million, over the comparable 2021 period. Salaries and employee benefits increased $713,000, or 12.7%, due to stock compensation plan implemented in September 2021 and due to more employees due to the acquisition and the addition of a sixth branch office. Data processing expense increased $143,000, or 18.3%, due to higher data processing expense associated with a larger company. Advertising expense increased $188,000 due to additional promotions for branch locations and new promotions for loan and deposit products. Professional fees decreased $137,000, or 23.0%, due to lower consulting expense. Merger fees and core conversion costs were $1.1 million in 2021. The increase in equipment and occupancy expenses of $134,000, or 14.9%, was mainly due to the additional branch locations.

Balance Sheet Analysis

Total assets were $946.2 million at September 30, 2022, representing an increase of $108.8 million, or 13.0%, from December 31, 2021. Cash and cash equivalents decreased $91.7 million during the period primarily due to funding of loan originations and investment purchases with excess liquidity. Net loans increased $136.9 million, or 24.0%, due to new production of $198.1 million, consisting of a mainly residential real estate loans and construction real estate loans offset by $61.2 million in repayments. Securities held to maturity increased $10.1 million due to the purchase of corporate bonds and mortgage-backed securities with excess cash. Securities available for sale increased $46.3 million due to the purchase of mortgage-backed securities and corporate bonds with excess cash. Bank-owned life insurance increased $5.5 million, or 22.4%, due to a $5.0 million new purchase of bank-owned life insurance during the nine months ended September 30, 2022.

Delinquent loans decreased $544,000, or 20.7%, during the nine-month period ended September 30, 2022, finishing at $2.0 million or 0.28% of total loans. During the same timeframe, non-performing assets remained unchanged at $1.9 million and were 0.20% of total assets at September 30, 2022. The Company’s allowance for loan losses was 0.36% of total loans and 128.8% of non-performing loans at September 30, 2022 compared to 0.37% of total loans and 114.20% of non-performing loans at September 30, 2021.

Total liabilities increased $115.3 million, or 16.7%, to $805.1 million mainly due to an increase in deposits, reflecting a new $27.0 million municipal relationship, a $78.8 increase in certificates of deposit and a $43.1 million increase in borrowings. Total deposits increased $70.7 million, or 11.8%, to $668.2 million at September 30, 2022 from $597.5 million at December 31, 2021. The increase in deposits reflected an increase in interest-bearing deposits of $73.4 million, or 13.1%, to $631.5 million as of September 30, 2022 from $558.2 million at December 31, 2021, primarily due to increases in certificates of deposit, which increased by $78.8 million from $366.4 million at December 31, 2021 to $445.2 million at September 30, 2022 and in NOW accounts, which increased by $11.2 million to $81.1 million from $69.9 million at December 31, 2021. These increases were offset by a decrease in non-interest bearing deposits of $2.7 million, or 6.8%, to $36.6 million as of September 30, 2022 from $39.3 million as of December 31, 2021. Federal Home Loan Bank advances increased $43.1 million, or 50.6%, due to new advances for loan funding.

Stockholders’ equity decreased $6.5 million to $141.1 million, due to increased accumulated other comprehensive loss for securities available for sale of $6.4 million and the repurchase of 546,421 shares of stock during the year at a cost of $6.0 million, offset by net income of $5.0 million for the nine months ended September 30, 2022. At September 30, 2022, the Company’s ratio of average stockholders’ equity-to-total assets was 17.08%, compared to 17.43% at September 30, 2021.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

In addition, the COVID-19 pandemic has had, and may continue to have, an adverse impact on the Company, its clients and the communities it serves. Given its dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on the Company’s business.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of	As of
	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Cash and due from banks	$8,885,168	$14,446,792
Interest-bearing deposits in other banks	4,440,605	90,621,993

Cash and cash equivalents	13,325,773	105,068,785
Securities available for sale	88,091,340	41,838,798
Securities held to maturity (fair value of $76,552,406 and $74,081,059, respectively)	84,128,385	74,053,099
Loans held for sale	—	1,152,500
Loans, net of allowance of $2,428,174 and $2,153,174, respectively	707,119,408	570,209,669
Premises and equipment, net	7,954,437	8,127,979
Federal Home Loan Bank (FHLB) stock and other restricted securities	6,663,500	4,851,300
Accrued interest receivable	3,411,329	2,712,605
Core deposit intangibles	283,802	336,364
Bank-owned life insurance	30,021,952	24,524,122
Other assets	5,205,892	4,486,366

Total Assets	$946,205,818	$837,361,587

Liabilities and Equity
Non-interest bearing deposits	$36,635,406	$39,317,500
Interest bearing deposits	631,524,062	558,162,278

Total Deposits	668,159,468	597,479,778
FHLB advances	128,111,317	85,051,736
Advance payments by borrowers for taxes and insurance	3,921,880	2,856,120
Other liabilities	4,894,794	4,397,742

Total liabilities	805,087,459	689,785,376

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 14,059,388 issued and outstanding at September 30, 2022 and 14,605,809 at December 31, 2021	140,593	146,057
Additional paid-in capital	62,978,243	68,247,204
Retained earnings	89,853,322	84,879,812
Unearned ESOP shares (443,236 shares at September 30, 2022 and 463,239 shares at December 31, 2021)	(5,198,303)	(5,424,206)
Accumulated other comprehensive loss	(6,655,496)	(272,656)

Total stockholders’ equity	141,118,359	147,576,211

Total liabilities and stockholders’ equity	$946,205,818	$837,361,587

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Interest income
Loans	$7,018,200	$5,967,013	$18,403,802	$17,116,855
Securities
Taxable	1,013,034	410,867	2,582,869	1,473,018
Tax-exempt	48,027	13,411	115,305	38,794
Other interest-earning assets	96,139	94,343	263,634	332,603

Total interest income	8,175,400	6,485,634	21,365,610	18,961,270

Interest expense
Deposits	1,249,693	1,040,669	2,925,685	3,354,897
FHLB advances	716,705	369,352	1,402,741	1,176,985

Total interest expense	1,966,398	1,410,021	4,328,426	4,531,882

Net interest income	6,209,002	5,075,613	17,037,184	14,429,388
Provision (credit) for loan losses	175,000	25,000	275,000	(88,000)

Net interest income after provision for loan losses	6,034,002	5,050,613	16,762,184	14,517,388

Non-interest income
Fees and service charges	47,090	53,696	136,886	98,989
(Loss) gain on sale of loans	—	127,111	86,913	647,213
Bargain purchase gain	—	—	—	1,933,397
Bank-owned life insurance	185,085	156,992	510,527	391,825
Other	37,336	36,613	133,325	154,882

Total non-interest income	269,511	374,412	867,651	3,226,306

Non-interest expense
Salaries and employee benefits	2,154,654	2,029,021	6,316,898	5,603,408
Occupancy and equipment	347,036	338,604	1,033,846	899,777
FDIC insurance assessment	54,000	49,000	162,000	163,300
Data processing	311,106	256,953	920,293	777,789
Advertising	156,145	60,000	368,435	180,000
Director fees	189,424	207,012	607,749	622,131
Professional fees	163,500	128,514	459,253	596,280
Merger fees	—	—	—	392,197
Core conversion costs	—	370,000	—	730,000
Other	262,890	337,002	905,428	820,803

Total non-interest expense	3,638,755	3,776,106	10,773,902	10,785,685

Income before income taxes	2,664,758	1,648,919	6,855,933	6,958,009
Income tax expense	734,152	606,744	1,882,423	1,470,803

Net income	$1,930,606	$1,042,175	$4,973,510	$5,487,206

Earnings per Share - basic	$0.14	$0.07	$0.36	$0.40
Earnings per Share - diluted	$0.14	$0.07	$0.36	$0.40
Weighted average shares outstanding - basic	13,468,751	14,019,317	13,661,851	13,694,117
Weighted average shares outstanding - diluted	13,529,857	14,019,317	13,704,688	13,694,117

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2022	2021	2022	2021
Performance Ratios (1):
Return on average assets (2)	0.95%	0.49%	0.76%	0.91%
Return on average equity (3)	5.56%	2.81%	4.62%	5.20%
Interest rate spread (4)	2.73%	2.43%	2.63%	2.33%
Net interest margin (5)	2.85%	2.58%	2.78%	2.50%
Efficiency ratio (6)	56.17%	69.29%	60.17%	61.06%
Average interest-earning assets to average interest-bearing liabilities	120.42%	122.40%	120.59%	122.40%
Net loans to deposits	105.83%	98.09%	105.83%	98.09%
Equity to assets (7)	14.91%	17.39%	16.52%	17.39%
Capital Ratios:
Tier 1 capital to average assets			17.08%	17.67%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.36%	0.37%
Allowance for loan losses as a percent of non-performing loans			128.84%	114.20%
Net recoveries to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			0.27%	0.32%
Non-performing assets as a percent of total assets			0.20%	0.23%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2022 and 2021.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
	(unaudited)
Real estate:
Residential	$452,252,121	$319,968,234
Commercial and multi-family real estate	167,043,470	175,375,419
Construction	59,957,043	41,384,687
Commercial and industrial	1,908,487	7,905,524
Consumer:
Home equity and other	28,386,461	27,728,979

Total loans	709,547,582	572,362,843
Allowance for loan losses	(2,428,174)	(2,153,174)

Net loans	$707,119,408	$570,209,669

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At September 30,			At December
	2022			2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Noninterest bearing demand accounts	$36,838	6.93%	—%	$39,318	6.58%	—%
NOW accounts	81,096	12.14	0.49	69,940	11.71	0.82
Money market accounts	45,442	6.80	0.33	57,541	9.63	0.34
Savings accounts	59,592	8.92	0.26	64,285	10.76	0.26
Certificates of deposit	445,191	66.63	1.44	366,396	61.32	0.74

Total	$668,159	100.00%	1.06%	$597,480	100.00%	0.61%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2022			2021
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)
	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$5,912	$31	2.05%	$101,453	$33	0.13%
Loans	670,145	7,019	4.15%	584,754	5,967	4.05%
Securities	182,626	1,061	2.32%	88,619	424	1.91%
Other interest-earning assets	6,629	65	3.99%	5,521	62	4.49%

Total interest-earning assets	865,312	8,176	3.75%	780,347	6,486	3.30%
Non-interest-earning assets	51,273			52,346

Total assets	$916,585			$832,693

Liabilities and equity:
NOW and money market accounts	$138,015	$173	0.50%	$108,411	$148	0.54%
Savings accounts	60,912	40	0.26%	64,076	36	0.22%
Certificates of deposit	403,223	1,037	1.02%	375,495	857	0.91%

Total interest-bearing deposits	602,150	1,250	0.82%	547,982	1,041	0.75%
Federal Home Loan Bank advances	128,534	717	2.30%	96,041	369	1.52%

Total interest-bearing liabilities	730,684	1,967	1.08%	644,023	1,410	0.87%

Non-interest-bearing deposits	40,028			33,330
Other non-interest-bearing liabilities	4,232			10,246

Total liabilities	774,944			687,599
Total equity	141,641			145,094

Total liabilities and equity	$916,585			$832,693

Net interest income		$6,209			$5,076

Interest rate spread (1)			2.68%			2.43%
Net interest margin (2)			2.85%			2.58%
Average interest-earning assets to average interest-bearing liabilities	118.42%			121.17%

1.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
2.	Net interest margin represents net interest income divided by average total interest-earning assets.
3.	Annualized.

Rate/Volume Analysis

	Nine Months Ended September 30,
	2022			2021
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$32,485	$88	0.36%	$97,579	$119	0.16%
Loans	612,252	18,404	4.01%	585,156	17,117	3.91%
Securities	168,081	2,698	2.14%	81,900	1,512	2.46%
Other interest-earning assets	5,458	175	4.30%	5,785	213	4.92%

Total interest-earning assets	818,276	21,365	3.49%	770,420	18,961	3.29%
Non-interest-earning assets	52,040			40,177

Total assets	$870,316			$810,597

Liabilities and equity:
NOW and money market accounts	$146,653	$610	0.56%	$99,261	$427	0.57%
Savings accounts	64,509	126	0.26%	56,982	84	0.20%
Certificates of deposit	369,808	2,189	0.79%	374,101	2,844	1.02%

Total interest-bearing deposits	580,970	2,925	0.67%	530,344	3,355	0.85%
Federal Home Loan Bank advances	97,571	1,403	1.92%	101,249	1,177	1.55%

Total interest-bearing liabilities	678,541	4,328	0.85%	631,593	4,532	0.96%

Non-interest-bearing deposits	44,256			28,602
Other non-interest-bearing liabilities	3,705			9,458

Total liabilities	726,502			669,653
Total equity	143,814			140,944

Total liabilities and equity	$870,316			$810,597

Net interest income		$17,037			$14,429

Interest rate spread (1)			2.63%			2.33%
Net interest margin (2)			2.78%			2.50%
Average interest-earning assets to average interest-bearing liabilities	120.59%			121.98%

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30, 2022 Compared to Three Months Ended September 30, 2021			Nine Months Ended September 30, 2022 Compared to Nine Months Ended September 30, 2021
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
	(unaudited)
Interest income:
Cash and cash equivalents	$(234)	$232	$(2)	$(147)	$116	$(31)
Loans receivable	900	152	1,052	829	458	1,287
Securities	530	107	637	1,522	(336)	1,186
Other interest earning assets	37	(34)	3	(12)	(26)	(38)

Total interest-earning assets	1,233	457	1,690	2,192	212	2,404

Interest expense:
NOW and money market accounts	88	(63)	25	196	(13)	183
Savings accounts	(10)	14	4	13	29	42
Certificates of deposit	68	112	180	(32)	(623)	(655)
Federal Home Loan Bank advances	138	210	348	(69)	295	226

Total interest-bearing liabilities	284	273	557	108	(312)	(204)

Net increase (decrease) in net interest income	$949	$184	$1,133	$2,084	$524	$2,608

BOGOTA FINANCIAL CORP.

RECONCILIATION OF GAAP TO NON-GAAP

The Company’s management believes that the presentation of net income on a non-GAAP basis, excluding nonrecurring items, provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

	Three months ended September 30, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,648,919	$606,744	$1,042,175
Add: merger-related expenses	$—	$—	$—
Less: Bargain purchase gain	$—	$—	$—

Non-GAAP basis	$1,648,919	$606,744	$1,042,175

	Nine months ended September 30, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$6,958,009	$1,470,803	$5,487,206
Add: merger and acquisition related expenses	392,197	—	392,197
Add: Charitable Foundation Contribution	—	—	—
Less: Bargain purchase gain	(1,933,397)	—	(1,933,397)

Non-GAAP basis	$5,416,809	$1,470,803	$3,946,006

	Nine months ended September 30,
	2022	2021
Return on average assets (annualized):
GAAP	0.76%	0.91%
Adjustments	0.00%	0.26%

Non-GAAP	0.76%	0.65%
Return on average equity (annualized):
GAAP	4.62%	5.20%
Adjustments	0.00%	1.46%

Non-GAAP	4.62%	3.74%

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110